EXHIBIT 16
                          LETTERHEAD OF ARTHUR ANDERSEN


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 31, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 24, 2002 of First Horizon Pharmaceutical Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Cc: Mr. Bala Venkataraman, CFO, First Horizon Pharmaceutical Corporation


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